Exhibit 21.1

SOLITARIO EXPLORATION & ROYALTY CORP.
Scheule of Subsidiaries

December 31, 2010

Solitario Exploration & Royalty Corp. [Colorado]

Subsidiaries-[jurisdiction] - percentage owned
- Altoro Gold Corp. [British Columbia, Canada] - 100%
      - Altoro Gold (BVI) Corp. [British Virgin Islands] - 100%
            - Minera Altoro (BVI) Ltd. [British Virgin Islands]- 100%
            - Minera Andes (BVI) Corp. [British Virgin Islands] -100%
                  - Compania Minera Andes del Sur S.A. [Bolivia] - 100%
            - Minera Altoro Brazil (BVI) Corp. [British Virgin Islands] - 100%
                  - Altoro Mineracao, Ltda. [Brazil] - 100%

- Minera Chambara, S.A [Peru] - 85% owned
- Minera Solitario Peru, S.A. [Peru] - 100%
- Minera Bongara, S.A. [Peru] - 100%
- Minera Soloco, S.A. [Peru] - 100%
- Mineracao Solitario Brazil, Ltd [Brazil]- 100%
- Minera Solitario Mexico, S.A. [Mexico] - 100%
- Mt. Hamilton, LLC [Colorado] - 10%